Exhibit 10.3

Novell, Inc.

Amendment 2010-1

to Severance Agreement

THIS AMENDMENT 2010-1 (the “Amendment”) to the Severance Agreement (the “Agreement”) entered into on February 1, 2007 between Novell, Inc. (the “Company”) and Colleen O’Keefe (the “Executive”) is dated as of November 1, 2010.

WHEREAS, the parties agree that the Agreement shall be amended in order to clarify the duration of the continued medical coverage that the Executive may become entitled to upon certain terminations of employment;

NOW THEREFORE, the Company and the Executive agree as follows:

1.	Except as otherwise specifically provided herein, all provisions of the Agreement are ratified and confirmed, and shall continue in accordance with their terms.

2.	Section 3(B)(iii) of the Agreement is hereby restated in its entirety, as follows:

“(iii) For the twenty-four (24) month period commencing the month immediately following the month in which her Termination Date occurs, Executive shall continue to receive the medical and dental coverage in effect on her Termination Date (or generally comparable coverage) for herself and, where applicable, her spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; provided, however, that in the event that such continuation coverage violates applicable law or results in a material adverse tax effect to the Company or the Executive, the Company shall pay Executive cash in lieu of such coverage in an amount equal to Executive’s after-tax cost of continuing comparable coverage, where such coverage may not be continued by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). If the Executive does not receive the cash payment described in the preceding sentence, the Company shall take all commercially reasonable efforts to provide that the COBRA health care continuation coverage period under section 4980B of the Code, shall commence immediately after the foregoing twenty-four (24) month benefit period, with such continuation coverage continuing until the earlier of (i) the end of the applicable COBRA health care continuation coverage period or (ii) the date on which Executive is covered by the medical and dental coverage of her successor employer, if any.”

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

NOVELL, INC.

/s/ Ronald W. Hovsepian
By:	Ronald W. Hovsepian, President and CEO

EXECUTIVE

/s/ Colleen A. O’Keefe
Colleen A. O’Keefe, SVP, GM, Collaboration Solutions and Global Services